INDEPENDENT AUDITORS' REPORT

The Board of Directors
Delta Apparel, Inc.

Under date of August 4, 2000, we reported on the consolidated balance sheets of Delta Apparel, Inc. and subsidiaries as of July 1, 2000 and July 3, 1999 and the related consolidated statements of operations, stockholders' equity/divisional deficit and cash flows for each of the years in the three-year period ended July 1, 2000 which are included in the Annual Report on Form 10-K. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule in the Annual Report on Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


                                             KPMG LLP



Atlanta, Georgia
August 4, 2000